Exhibit 99.1

         EDUCATIONAL DEVELOPMENT CORPORATION REPORTS NINE MONTHS RESULTS

    TULSA, Okla., Jan. 11 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today that net revenues for the nine months ended November 30, 2006 were $24,411,860 compared with $24,703,812 for the same nine-months a year ago. Net earnings for the nine months ended November 30, 2006 were $1,918,795 compared with net earnings of $1,879,053 for the same nine-months a year ago. Net revenues for the three months ended November 30, 2006 were $9,820,513 compared with $9,682,981 for the same period last year. Net earnings for the three months ended November 30, 2006 were $798,158 compared with $739,006 for the same period last year.

    Net revenues were up slightly for the 3rd quarter ended November 30, 2006 when compared with the same period last year. The Publishing Division's net revenues were up 5% and the UBAH Division's increased slightly as well. The UBAH Division experienced a 7.4% increase in the number of consultants who made sales during the 3rd quarter of the current year when compared with the 3rd quarter last year.

    The operating results allowed the Company to completely pay off its bank debt and end the quarter with a cash balance of $3 million. The Company continues to pursue growth opportunities internally and through business acquisitions that would complement our current business model.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                         Three Months Ended             Nine Months Ended
                             November 30,                  November 30,
                     ---------------------------   ---------------------------
                         2006           2005           2006           2005
                     ------------   ------------   ------------   ------------
Net Revenues         $  9,820,513   $  9,682,981   $ 24,411,860   $ 24,703,812

Earnings Before
 Income Taxes        $  1,303,958   $  1,167,006   $  3,095,395   $  3,007,953

Income Taxes              505,800        428,000      1,176,600      1,128,900

Net Earnings         $    798,158   $    739,006   $  1,918,795   $  1,879,053

Earnings Per
 Share:
   Basic             $       0.21   $       0.20   $       0.51   $       0.50
   Diluted           $       0.21   $       0.19   $       0.49   $       0.48

Weighted Average
 Shares:
   Basic                3,758,422      3,753,923      3,756,975      3,745,704
   Diluted              3,872,277      3,898,439      3,876,375      3,901,772

SOURCE  Educational Development Corporation
    -0-                             01/11/2007
    /CONTACT:  Randall White, President of Educational Development
Corporation